Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2012 (March 23, 2012, as to the effects of the ten-to-one reverse stock split and stock dividend described in Note 1 and November 6, 2012, as to the effects of the 2012 discontinued operations described in Note 4), relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. (formerly Inland Western Retail Real Estate Trust, Inc.), and subsidiaries (the “Company”) appearing in the Company’s Current Report on Form 8-K dated November 6, 2012 and of our report dated February 22, 2012, relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 6, 2012